Filed Pursuant to Rule 433

Registration No. 333-133852

BANK OF AMERICA CORPORATION

$2,250,000,000

Floating Rate Callable Senior Notes, due May 2010

FINAL TERM SHEET

Dated May 17, 2007

Issuer:	Bank of America Corporation

Ratings:	Aa1 (Moody’s)/AA (S&P)/AA (Fitch)

Title of the Series:	Floating Rate Callable Senior Notes, due May 2010

Aggregate Principal Amount Initially Being Issued:	$2,250,000,000

Issue Price:	100%

Trade Date:	May 17, 2007

Settlement Date:	May 22, 2007 (DTC)

Maturity Date:	May 21, 2010

Ranking:	Senior

Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000

Day Count Fraction:	Actual/360

Record Dates:	For book-entry only notes, one business day prior to payment date. If notes are not held in book-entry only form, record dates will be February 1, May 1, August 1, and November 1.

Base Rate:	3-Month LIBOR (Telerate)

Index Maturity:	90 days

Spread:	1 bp for the period from, and including, the Settlement Date to, but excluding, November 24, 2008; 12 bps for the period from, and including November 24, 2008 to, but excluding, the Maturity Date or an earlier redemption date.

Interest Payment Dates:	February 22, May 22, August 22, and November 22 of each year, beginning August 22, 2007.

Interest Periods:	Quarterly. The initial interest period will be the period from, and including, the Settlement Date to, but excluding, August 22, 2007, the initial interest payment date. The subsequent interest periods will be the periods from, and including, the applicable interest payment date to, but excluding, the next interest payment date or the Maturity Date.

Interest Determination Date:	Second London banking day preceding the applicable interest reset date.

Interest Reset Dates:	February 22, May 22, August 22, and November 22.

Optional Redemption:	The Issuer has the right to redeem all, but not less than all, of the notes on November 24, 2008, and on any subsequent interest payment date. The redemption price will be 100% of the principal amount of the notes, plus any accrued and unpaid interest.

Call Notification:	Notice of redemption will be mailed to the holders of the notes to be redeemed not less than 10 days nor more than 60 days prior to the redemption date.

Conversion:	The notes will not be convertible into any other notes or securities of the Issuer.

Listing:	None

Calculation Agent:	The Bank of New York Trust Company, N.A.

Lead Manager:	Banc of America Securities LLC

Co-Managers:	CastleOak Securities, L.P.

Jackson Securities, LLC

CUSIP:	060505 DC5

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of America Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury – Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.